UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment #1

Registration Statement under the Securities Act of 1933

PACIFIC GREEN TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Delaware	8900	n/a
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5205 Prospect Road, Suite 135-226, San Jose, CA 95129 (408) 538-3373
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Copy of communication to: Macdonald Tuskey Attention: William Macdonald 570 Granville Street, Suite 400, Vancouver, BC, V6C 3P1 Phone: 604-689-1022 Fax: 604-681-4760
Incorporating Services Ltd., 3500 South DuPont Highway, DE 19901 302-531-0855
(Name, address, including zip code, and telephone number, including area code, of agent for service)
As soon as practicable after this Registration Statement is declared effective.
Approximate Date of Commencement of Proposed Sale to the Public:
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Prospectus number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security(1) ($)	Proposed Maximum Aggregate Offering Price(1) ($)	Amount of Registration Fee ($)
Shares of Common Stock, par value $0.001	1,950,000	1.00	1,950,000	$265.98	(2)

(1)
The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price of the shares that were sold to our shareholders in a private placement. The price of $1.00 is a fixed price at which the selling stockholders may sell their shares until our common stock is quoted on the OTCBB at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE:

This amendment to our Registration Statement on Form S-1 originally filed on January 22, 2013 (the “Original Registration Statement”) is being filed solely to update and revise the legal opinion of counsel, attached as Exhibit 5.1, as it relates to their inclusion under “Legal Matters” in the body of the Original Registration Statement.  We are not updating or revising any other disclosure within the Original Registration Statement.

Item 16.       Exhibits

Exhibit	Description of Exhibit

2.1	Assignment and Share Transfer Agreement filed on July 3, 2012 (1)
3.1	Articles of Incorporation of Pacific Green Technologies Inc. (formerly Beta Acquisition Corp.) filed on July 3, 2012 (1)
3.2	Certificate of Amendment filed on August 15, 1995 (1)
3.3	Certificate of Amendment filed on August 5, 1998 (1)
3.4	Certificate of Amendment filed on October 15, 2002 (1)
3.5	Certificate of Amendment filed on May 8, 2006 (1)
3.6	Certificate of Amendment filed on May 29, 2012 (1)
3.7	Bylaws of Pacific Green Technologies Inc. filed on July 3, 2012 (1)
5.1	Legal Opinion of Macdonald Tuskey
10.1	Representation Agreement between Pacific Green Group Limited and EnviroResolutions Inc. filed on July 3, 2012 (1)
10.2	Promissory Note filed on July 3, 2012 (1)
10.3	Peterborough Agreement filed on August 23, 2012 (1)
10.4	Sichel Consulting Agreement filed on July 3, 2012 (1)
10.5	Neil Carmichael Consulting Agreement filed on December 18, 2012 (2)
23.1	Consent of Macdonald Tuskey (incorporated in Exhibit 5.1)
23.2	Consent of MNP LLP (3)

(1)	Incorporated by reference to our Registration Statement on Form 10, filed on July 3, 2012
(2)	Incorporated by reference to our Current Report on Form 8-K filed on December 18, 2012
(3)	Incorporated by reference to our Registration Statement on Form S-1 filed on January 22, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Las Vegas, Nevada, on February 4, 2013.

PACIFIC GREEN TECHNOLOGIES INC.

By:	/s/ Jordan Starkman
Jordan Starkman
President, Secretary, Treasurer and Director
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Dated: February 4, 2013	/s/ Jordan Starkman
Jordan Starkman
President, Secretary, Treasurer and Director
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
Dated: February 4, 2013	/s/ Neil Carmichael
Neil Carmichael
Director